CONSENT TO ASSIGNMENT TO SUCCESSOR CUSTODIAN

In connection with the assignment of the institutional custody business of the Huntington National Bank ("Huntington") to Argent Institutional Trust Company. ("Argent"), the undersigned, on behalf of the institutional custody client listed below ("Client"), hereby consents to the assignment of its institutional custody account agreement from Huntington to Argent. Client agrees this consent may be executed electronically.

Client Name: Adirondack Small Cap Fund

Authorized Signer's Name: Matt Reiner

Signature: DocuSigned by: Matt Reiner 252FE7E008124F1...

Date: 7/30/2025 | 12:57 PM EDT

Address: 8000 TOWN CENTRE DRIVE
SUITE 400
BROADVIEW HEIGHTS, OH 44147

Thank you and we appreciate your prompt response.